Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Managers

DB Commodity Services LLC:

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-163453) of PowerShares DB Gold Fund and Subsidiary of our reports dated March 8, 2010, with respect to the consolidated statements of financial condition, including the consolidated schedules of investments, of PowerShares DB Gold Fund and Subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of income and expenses, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2009, and the period from January 3, 2007 (commencement of investment operations) to December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 Annual Report on Form 10-K of PowerShares DB Gold Fund and Subsidiary. We also consent to the incorporation by reference of our reports dated June 18, 2010, with respect to the statements of financial condition, including the schedules of investments of DB Gold Master Fund as of December 31, 2009 and 2008, and the related statements of income and expenses, changes in unitholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2009 and the period from January 3, 2007 (commencement of investment operations) to December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 Annual Report on Form 10-K of DB Gold Master Fund.

/s/ KPMG LLP
New York, New York
June 18, 2010